UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TIME IS SHORT - PLEASE VOTE YOUR PROXY TODAY

October 2, 2018

Dear Stockholder:

The Annual Meeting of Stockholders of NorthStar/RXR New York Metro Real Estate, Inc. scheduled to be held on October 17, 2018 (the “Annual Meeting”), is rapidly approaching. Your vote is requested for this important meeting. Please vote your proxy today. Internet or telephone voting is recommended for prompt processing of your vote.

As previously disclosed, at the Annual Meeting, NorthStar/RXR New York Metro Real Estate, Inc. stockholders are being asked to approve the following proposals: (i) a proposal to sell all of the assets of the Company in one or more transactions, which we refer to as the Asset Monetization; (ii) a proposal to merge the Company with and into a wholly-owned subsidiary of our advisor, CNI NS/RXR Advisors, LLC, with the subsidiary of our advisor surviving, which we refer to as the Merger; (iii) a proposal to approve any adjournment of the annual meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the annual meeting to approve the Asset Monetization or the Merger; and (iv) a proposal to elect as directors the five individuals named in the proxy materials, each to serve on our board until the 2019 annual meeting of stockholders and until his or her successor is duly elected and qualified.

The board of directors of NorthStar/RXR New York Metro Real Estate, Inc. (the “Board”), upon the unanimous recommendation of the special committee of the Board, unanimously approved and recommends that you vote “FOR” the Asset Monetization proposal, “FOR” the Merger proposal and “FOR” the adjournment proposal. The Board also unanimously approved the proposal to elect the nominees for director and recommends that you vote “FOR” all of the nominees for director.

Time is short and every vote is important. Please vote your proxy today. Please take advantage of Internet or telephone voting by following the instructions on the proxy card or voting form sent to you.

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., toll free at (866) 340-7108.

Thank you for your cooperation and continued support.

Sincerely,
David S. Schwarz
Chief Executive Officer and President